Exhibit 3.1.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

BALLANTYNE OF OMAHA, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

* * * * *

Ballantyne of Omaha, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST. That the name of the Corporation is Ballantyne of Omaha, Inc.

SECOND. That the Corporation’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 30, 1995.

THIRD. That the Board of Directors of the Corporation, acting by the unanimous written consent of all the directors, adopted a resolution proposing the following amendment to the Certificate of Incorporation of the Corporation.

RESOLVED, that Article FOURTH of the Corporation’s Certificate of Incorporation be amended and restated in its entirety as follows:

FOURTH: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is eleven million (11,000,000) shares, consisting of ten million (10,000,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”), and one million (1,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”).

B. The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights to the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased

(but not below the number of shares thereon then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

FOURTH. That in lieu of a meeting and a vote of the sole stockholder of the Corporation, said stockholder has given its written consent to the aforesaid amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

FIFTH. That the aforesaid amendment was duly adopted in accordance with applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf by the undersigned this 20th day of July 1995.

BALLANTYNE OF OMAHA, INC.

/s/ Ronald H. Echtenkamp
Ronald H. Echtenkamp
President

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